Exhibit 2 to Form T-1 Certificate of Authority

Comptroller of the Currency

Administrator of National Banks

Washington, D.C. 20219

Certificate of Corporate Existence and Fiduciary Powers

I, Julie L. Williams, Acting Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. “JPMorgan Chase Bank, National Association,” New York, New York, (Charter No. 8) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this November 17, 2004.

Acting Comptroller of the Currency